Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

October 21, 2019

McKINNEY, Texas, October 21, 2019 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $55.6 million, or $1.30 per diluted share, for the quarter ended September 30, 2019 compared to $35.7 million, or $1.17 per diluted share, for the quarter ended September 30, 2018 and $49.7 million, or $1.15 per diluted share, for the quarter ended June 30, 2019.

Highlights

•	Net income of $55.6 million, or $1.30 per diluted share and adjusted (non-GAAP) net income of $57.8 million, or $1.35 per diluted share

•	Strong organic deposit growth of 7.7% for the quarter and 11.2% year to date (annualized)

•	Disciplined organic loan growth of 5.6% for the quarter and 6.5% year to date (annualized)

•	Asset quality credit metrics improved from prior quarter and remain at historically low levels

•	Sale of two acquired loan pools and a branch, recognizing total gains of $8.3 million

"We are pleased to report another solid quarter of financial performance," said Independent Bank Group Chairman and CEO David R. Brooks. "These results reflect continued growth and solid earnings, driven, in part, by the recognition of the anticipated cost saves associated with the Guaranty acquisition." Brooks continued, "Given market uncertainties, we have taken a disciplined approach to loan growth. Our conservative credit culture has served us well in the past and will continue to serve us well in the current economic environment." Brooks concluded "We continue to focus on providing strong returns to our shareholders and we look forward to a successful finish to the year."

Third Quarter 2019 Operating Results

Net Interest Income

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Net interest income was $125.4 million for third quarter 2019 compared to $86.3 million for third quarter 2018 and $129.6 million for second quarter 2019. The increase in net interest income from the previous year was primarily due to increased average earning assets and purchase accounting accretion resulting primarily from the acquisition of Guaranty Bancorp. The decrease from the linked quarter is primarily due to decreased acquired loan accretion.

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The average balance of total interest-earning assets grew by $4.3 billion and totaled $13.0 billion for the quarter ended September 30, 2019 compared to $8.7 billion for the quarter ended September 30, 2018 and increased $318.6 million from $12.6 billion for the quarter ended June 30, 2019. The increase from the prior year was primarily due to $3.4 billion in earning assets acquired in the Guaranty transaction as well as organic growth. The increase from the linked quarter is primarily related to an increase in average loan balances including mortgage warehouse purchase loans.

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The yield on interest-earning assets was 5.06% for third quarter 2019 compared to 4.99% for third quarter 2018 and 5.32% for second quarter 2019. The increase from the prior year was due primarily to higher rates on interest-earning assets due to continued increases in the Fed Funds rate during these periods as well as increased acquired loan accretion due to the Guaranty acquisition. The decrease from the linked quarter is primarily due to decreased acquired loan accretion and lower loan yields which decreased five basis points excluding accretion.

•
The cost of interest-bearing liabilities, including borrowings, was 1.72% for third quarter 2019 compared to 1.47% for third quarter 2018 and 1.70% for second quarter 2019. The increase from the prior year is primarily due to higher rates offered on our deposits resulting both from market competition and general increases in interest rates on deposit products tied to Fed Funds rates, as well as rate increases on short-term FHLB advances. The slight increase from the linked quarter is primarily due to higher deposit rates offered on checking accounts and promotional certificates of deposits mitigated by decreased money market rates.

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The net interest margin was 3.84% for third quarter 2019 compared to 3.94% for third quarter 2018 and 4.11% for second quarter 2019. The adjusted (non-GAAP) net interest margin, which excludes unexpected accretion on loans acquired with deteriorated credit quality, was 3.82% for third quarter 2019 compared to 3.89% for third quarter 2018 and 4.03% for second quarter 2019. The quarter ended September 30, 2019 includes $9.9 million of loan accretion versus $16.3 million in second quarter 2019. The net interest margin excluding all loan accretion decreased 6 basis points to 3.54% for third quarter 2019 compared to 3.60% in second quarter 2019 primarily as a result of lower loan yields.

Noninterest Income

•	Total noninterest income increased $14.6 million compared to third quarter 2018 and increased $11.1 million compared to second quarter 2019.

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The increase from the prior year primarily reflects increases of $2.5 million in service charges, $2.5 million in investment advisory and trust services, $571 thousand in earnings on bank owned life insurance and $931 thousand in other noninterest income all resulting primarily from the additional accounts acquired in the Guaranty transaction. Additionally, the increase reflects $6.8 million in gains on the sales of consumer and residential mortgage loan pools which were acquired with the Guaranty acquisition and $1.5 million in gain on the sale of a branch in the North Texas area.

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The increase from the linked quarter primarily reflects increases of $1.1 million in mortgage banking, $8.3 million in gains on sales described above, and $1.6 million in other noninterest income. The increase in mortgage revenue is primarily a result of increased sales volume reflective of the market demand and reduced interest rates. The increase in other noninterest income is primarily due to increased swap dealer income of $910 thousand in addition to increases in mortgage warehouse fees and other miscellaneous income.

Noninterest Expense

•	Total noninterest expense increased $24.3 million compared to third quarter 2018 and decreased $1.0 million compared to second quarter 2019.

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The increase in noninterest expense compared to third quarter 2018 is due primarily to increases of $7.5 million in salaries and benefits, $2.8 million in occupancy expenses, $1.5 million in data processing, $1.7 million in amortization of other intangibles, $7.8 million in acquisition expense, and $4.6 million in other noninterest expense offset by $2.9 million decrease in FDIC assessment. The overall increase in salaries and benefits, occupancy, data processing, amortization of other intangibles and other noninterest expense from the prior year is reflective of additional headcount, branch locations and accounts acquired in the January 2019 Guaranty transaction as well as organic growth during the year. In addition, the increase in salaries and benefits expense is due to $911 thousand of conversion bonuses and severance and retention expenses related to the Guaranty transaction and our branch restructuring which was completed in third quarter 2019. The increase in acquisition expense is primarily a result of contract termination costs totaling $6.9 million related to Guaranty's debit card provider. In addition, the increase in other noninterest expense is a result of recording $1.2 million of impairments on other assets related to a CRA SBIC fund and a lease right of use asset on a closed branch. The decrease in FDIC assessment is related to a $3.2 million Small Bank Assessment Credit recorded in third quarter 2019.

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The decrease from the linked quarter is primarily related to decreases of $2.9 million in salaries and benefits and $3.1 million in FDIC assessment, and $988 thousand in impairment of other real estate offset by an increase of $5.7 million in acquisition expense. The decrease in salaries and benefits expense is primarily a result of decreased salaries and severance expense related to the Guaranty transaction and our branch restructuring which occurred during second and third quarter 2019. The decrease in FDIC assessment expense and the increase in acquisition expenses were due the changes discussed above.

Provision for Loan Losses

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Provision for loan loss was $5.2 million for third quarter 2019, an increase of $3.7 million compared to $1.5 million for third quarter 2018 and an increase of $494 thousand compared to $4.7 million for second quarter 2019. Provision expense is primarily reflective of organic loan growth as well as charge-offs or specific reserves taken during the respective period. Provision expense is elevated in third quarter 2019 due to two commercial credits which were charged-off during third quarter in excess of the specific reserves placed on them in previous periods. One of these credits is a loan that was partially reserved in second quarter 2019 with the other being an energy credit that has been in workout for several quarters.

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The allowance for loan losses was $50.4 million, or 0.46% of total loans held for investment, net of mortgage warehouse purchase loans, at September 30, 2019, compared to $42.2 million, or 0.56% at September 30, 2018, and compared to $51.1 million, or 0.47% at June 30, 2019. The dollar increase from third quarter 2018 is primarily due to additional general reserves for organic loan growth. The slight dollar decrease from the linked quarter is primarily a result of the two commercial credit charge-offs mentioned above. In addition, the decrease in the allowance for loan losses as a percentage of loans from prior year reflects that loans acquired in the Guaranty transaction were recorded at fair value without an allowance at the respective acquisition date.

Income Taxes

•
Federal income tax expense of $14.9 million was recorded for the quarter ended September 30, 2019, an effective rate of 21.1% compared to tax expense of $9.1 million and an effective rate of 20.4% for the quarter ended September 30, 2018 and tax expense of $13.4 million and an effective rate of 21.2% for the quarter ended June 30, 2019. The increase in the effective tax rate compared to third quarter 2018 is a result of increased state income tax expense.

Third Quarter 2019 Balance Sheet Highlights

Loans

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Total loans held for investment, net of mortgage warehouse purchase loans, were $10.9 billion at September 30, 2019 compared to $10.8 billion at June 30, 2019 and $7.6 billion at September 30, 2018. The $152.1 million change for the quarter represents organic growth of total loans held for investment of $152.9 million for the quarter, or 5.6% on an annualized basis, offset by $792 thousand of loans included in assets transferred with a branch sale transaction which closed in July 2019. Loans held for investment increased $3.4 billion from September 30, 2018, or 44.8%, $2.8 billion of which was acquired in the Guaranty acquisition, and $592.9 million of which was organic growth, or 7.9% for the year over year period, offset by $792 thousand of loans transferred with the branch sale.

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Average mortgage warehouse purchase loans were $434.1 million for the quarter ended September 30, 2019 compared to $295.9 million for the quarter ended June 30, 2019, representing an increase of $138.2 million, or 46.7% for the quarter, and compared to $136.1 million for the quarter ended September 30, 2018, an increase of $298.1 million, or 219.0% year over year. The change from the linked quarter and prior year quarter is reflective of the Company's focused attention to grow the warehouse line of business in addition to increased mortgage loan market activity related to seasonality and decreasing interest rates during the respective periods.

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Commercial real estate (CRE) loans were $5.9 billion at September 30, 2019, $5.8 billion at June 30, 2019, and $4.0 billion at September 30, 2018, or 51.0%, 51.4% and 51.7% of total loans, respectively.

Asset Quality

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Total nonperforming assets decreased to $18.4 million, or 0.12% of total assets at September 30, 2019, compared to $28.0 million or 0.19% of total assets at June 30, 2019, and increased from $15.4 million, or 0.16% of total assets at September 30, 2018.

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Total nonperforming loans decreased to $11.9 million, or 0.11% of total loans at September 30, 2019, from $16.9 million, or 0.16% of total loans at June 30, 2019, and increased from $10.7 million, or 0.14% of total loans at September 30, 2018.

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The decrease in the dollar amount of nonperforming loans from the linked quarter is primarily due to $5.6 million of charge-offs on two commercial credits which were partially reserved in prior periods and $1.7 million in pay downs, offset by $1.1 million in nonaccrual additions and the addition of $1.3 million of loans ninety days past due and still accruing. The decrease in the dollar amount of nonperforming assets is primarily due to loan activity noted above, as well as the $4.5 million in other real estate owned sales.

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The increase in the dollar amount of nonperforming loans from the prior year is primarily due to the net addition of nonperforming loans of $1.2 million. The increase in the dollar amount of nonperforming assets is primarily due to the net loan activity noted above and the net addition of other real estate owned of $1.8 million.

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Charge-offs were 0.21% annualized in the third quarter 2019 compared to 0.01% annualized in the linked quarter and 0.14% annualized in the prior year quarter. The increase in the third quarter 2019 charge-offs was primarily a result of the $5.6 million in charge-offs as mentioned above.

Deposits and Borrowings

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Total deposits were $11.7 billion at September 30, 2019 compared to $11.5 billion at June 30, 2019 and compared to $7.8 billion at September 30, 2018. The increase in deposits from the linked quarter is primarily due to $225.0 million of organic growth, or 7.7% for the quarter, annualized, offset by $27.7 million of deposits transferred with the July 2019 branch sale. The increase in deposits from the prior year is due to $3.1 billion of deposits acquired in the Guaranty acquisition, as well as organic growth of $863.9 million, or 11.1%, for the year over year period, offset by $27.7 million of deposits transferred with the branch sale.

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Total borrowings (other than junior subordinated debentures) were $767.6 million at September 30, 2019, a decrease of $24.9 million from June 30, 2019 and an increase of $285.4 million from September 30, 2018. The change in the linked quarter and prior year reflects the use of short-term FHLB advances as needed for liquidity and to fund mortgage warehouse purchase loans. The change from the prior year also reflects the addition of $40 million in subordinated debt assumed in the Guaranty acquisition as well as $35 million in borrowings against the Company's unsecured revolving line of credit with an unrelated commercial bank.

Capital

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Independent Bank Group is well capitalized under regulatory guidelines. At September 30, 2019, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.42%, 9.21%, 9.85% and 11.49%, respectively, compared to 9.22%, 9.06%, 9.66%, and 11.51%, respectively, at June 30, 2019.

Subsequent Events

The Company sold the trust business acquired in the Guaranty acquisition effective October 1, 2019. As part of the transaction, the Company transferred approximately $306 million in assets held in fiduciary or agency capacities for $4.7 million in proceeds, and recognized a net gain of approximately $1.4 million.
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2019 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2019 and will adjust amounts preliminarily reported, if necessary.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin, and, Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.

Conference Call

A conference call covering Independent Bank Group’s third quarter earnings announcement will be held on Tuesday, October 22, 2019 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://webcasts.eqs.com/indepbankgroup20191022/en, or by calling 1-877-407-0989 and by identifying the meeting number 13694813 or by identifying "Independent Bank Group Third Quarter 2019 Earnings Conference Call". The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. A recording of the conference call and the conference materials will be available from October 23, 2019 through November 1, 2019 on our website.

Forward-Looking Statements

The numbers as of and for the quarter ended September 30, 2019 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of the Company or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company's future financial results and performance and could cause such results or performance to differ materially from those expressed in forward looking statements. These factors include, but are not limited to, the following: (1) the Company’s ability to sustain its current internal growth rate and total growth rate; (2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; (3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; (4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; (5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; (6) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs; (7) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; (8) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; (9) inaccuracy of the assumptions and estimates that the managements of Independent Bank and the financial institutions that it acquires make in establishing reserves for probable loan losses and other estimates; (10) lack of liquidity, including as a result of a reduction in the amount and sources of liquidity that the Company currently has; (11) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; (12)

the Company’s access to the debt and equity markets and the overall cost of funding its operations; (13) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; (14) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and the net interest income of each of Independent Bank and the financial institutions that the Company acquires; (15) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; (16) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; (17) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; (18) the occurrence of market conditions adversely affecting the financial industry generally; (19) the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as changes in regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Bank as a financial institution with total assets greater than $10 billion; (20) changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, or PCAOB, as the case may be; (21) governmental monetary and fiscal policies; (22) changes in the scope and cost of FDIC insurance and other coverage; (23) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; (24) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, it is unable to realize those cost savings as soon as expected, or it incurs additional or unexpected costs; (25) the Company’s revenues after previous or future acquisitions are less than expected; (26) the liquidity of, and changes in the amounts and sources of liquidity available to, the Company, before and after the acquisition of any financial institutions that the Company acquires; (27) deposit attrition, operating costs, customer loss and business disruption before and after the Company’s completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; (28) the effects of the combination of the operations of financial institutions that the Company acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time-consuming or costly than expected or not yielding the cost savings that the Company expects; (29) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; (30) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than the Company determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; (31) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in its markets and to enter new markets; (32) technology-related changes are harder to make or are more expensive than expected; (33) attacks on the security of, and breaches of, the Company or Independent Bank’s digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; (34) the potential impact of technology and “FinTech” entities on the banking industry generally; (35) our success at managing the risks involved in the foregoing items; and (36) the other factors that are described in the Company’s Annual Report on Form 10-K filed on February 28, 2019, under the heading “Risk Factors”, and other reports and statements filed by the Company with the SEC as well as those described in Guaranty Bancorp's Annual Report on Form 10-K filed on February 28, 2018, and other reports and statements filed by Guaranty Bancorp with the SEC. Any forward-looking statement made by the Company in this document speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income”, “adjusted earnings”, “tangible book value”, “tangible book value per common share”, “adjusted efficiency ratio”, “tangible common equity to tangible assets”, “adjusted net interest margin”, "return on tangible equity", “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Paul Langdale Vice President, Investor Relations Officer (972) 562-9004 plangdale@ibtx.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Peggy Smolen Senior Vice President, Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018 and September 30, 2018
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Selected Income Statement Data
Interest income	$165,307	$167,663	$155,576	$112,805	$109,289
Interest expense	39,914	38,020	33,924	25,697	23,021
Net interest income	125,393	129,643	121,652	87,108	86,268
Provision for loan losses	5,233	4,739	3,224	2,910	1,525
Net interest income after provision for loan losses	120,160	124,904	118,428	84,198	84,743
Noninterest income	27,324	16,199	16,424	9,887	12,749
Noninterest expense	76,948	77,978	86,595	51,848	52,655
Income tax expense	14,903	13,389	11,126	8,273	9,141
Net income	55,633	49,736	37,131	33,964	35,696
Adjusted net income (1)	57,827	52,928	52,028	34,120	36,593

Per Share Data (Common Stock)
Earnings:
Basic	$1.30	$1.15	$0.85	$1.11	$1.17
Diluted	1.30	1.15	0.85	1.11	1.17
Adjusted earnings:
Basic (1)	1.35	1.22	1.19	1.12	1.20
Diluted (1)	1.35	1.22	1.19	1.12	1.20
Dividends	0.25	0.25	0.25	0.14	0.14
Book value	53.52	52.37	51.17	52.50	51.42
Tangible book value (1)	27.89	26.66	25.84	27.44	26.21
Common shares outstanding	42,952,642	42,953,818	43,665,793	30,600,582	30,477,648
Weighted average basic shares outstanding (3)	42,950,749	43,331,988	43,759,348	30,503,062	30,473,603
Weighted average diluted shares outstanding (3)	42,950,749	43,331,988	43,759,348	30,503,062	30,563,717

Selected Period End Balance Sheet Data
Total assets	$14,959,127	$14,708,922	$14,145,383	$9,849,965	$9,891,464
Cash and cash equivalents	570,101	579,447	431,799	130,779	290,170
Securities available for sale	1,083,816	1,104,520	1,074,310	685,350	760,995
Loans, held for sale	32,929	106,489	22,598	32,727	27,730
Loans, held for investment, excluding mortgage warehouse purchase loans	10,936,136	10,784,041	10,692,183	7,717,510	7,554,124
Mortgage warehouse purchase loans	660,650	453,492	251,258	170,290	150,267
Allowance for loan losses	50,447	51,075	46,505	44,802	42,166
Goodwill and other intangible assets	1,100,876	1,104,187	1,105,705	766,839	768,317
Other real estate owned	6,392	10,972	6,018	4,200	4,610
Noninterest-bearing deposits	3,218,055	3,153,001	3,089,794	2,145,930	2,235,377
Interest-bearing deposits	8,509,830	8,377,586	8,149,632	5,591,864	5,547,475
Borrowings (other than junior subordinated debentures)	767,642	792,534	538,425	427,316	482,207
Junior subordinated debentures	53,775	53,725	53,676	27,852	27,803
Total stockholders' equity	2,298,932	2,249,342	2,234,202	1,606,433	1,567,184

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018 and September 30, 2018
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Selected Performance Metrics
Return on average assets	1.50%	1.39%	1.08%	1.34%	1.41%
Return on average equity	9.68	8.90	6.78	8.51	9.11
Return on tangible equity (4)	18.74	17.52	13.55	16.52	18.01
Adjusted return on average assets (1)	1.56	1.47	1.51	1.35	1.45
Adjusted return on average equity (1)	10.06	9.47	9.51	8.55	9.34
Adjusted return on tangible equity (1) (4)	19.48	18.65	18.98	16.60	18.47
Net interest margin	3.84	4.11	4.05	3.98	3.94
Adjusted net interest margin (2)	3.82	4.03	4.01	3.93	3.89
Efficiency ratio	48.27	51.25	60.37	51.91	51.64
Adjusted efficiency ratio (1)	42.98	47.39	47.05	51.26	49.77

Credit Quality Ratios (5)
Nonperforming assets to total assets	0.12%	0.19%	0.12%	0.17%	0.16%
Nonperforming loans to total loans held for investment (6)	0.11	0.16	0.10	0.16	0.14
Nonperforming assets to total loans held for investment and other real estate (6)	0.17	0.26	0.16	0.22	0.20
Allowance for loan losses to nonperforming loans	424.17	302.15	433.82	354.73	395.37
Allowance for loan losses to total loans held for investment (6)	0.46	0.47	0.43	0.58	0.56
Net charge-offs to average loans outstanding (annualized)	0.21	0.01	0.06	0.01	0.14

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	9.42%	9.22%	9.60%	10.05%	9.83%
Estimated tier 1 capital to average assets	9.21	9.06	9.33	9.57	9.20
Estimated tier 1 capital to risk-weighted assets	9.85	9.66	10.07	10.41	10.20
Estimated total capital to risk-weighted assets	11.49	11.51	11.96	12.58	12.38
Total stockholders' equity to total assets	15.37	15.29	15.79	16.31	15.84
Tangible common equity to tangible assets (1)	8.65	8.42	8.65	9.24	8.76
(1) Non-GAAP financial measure. See reconciliation.
(2) Non-GAAP financial measure. Excludes unexpected income recognized on credit impaired acquired loans of $618, $2,695, $1,016, $967 and $1,051, respectively.
(3) Total number of shares includes participating shares (those with dividend rights).
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Nonperforming loans and assets excludes loans acquired with deteriorated credit quality
(6) Excludes mortgage warehouse purchase loans.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2019 and 2018
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Interest income:
Interest and fees on loans	$154,664	$103,104	$457,626	$277,993
Interest on taxable securities	5,374	3,840	16,101	10,244
Interest on nontaxable securities	2,074	1,103	6,426	3,475
Interest on interest-bearing deposits and other	3,195	1,242	8,393	2,773
Total interest income	165,307	109,289	488,546	294,485
Interest expense:
Interest on deposits	33,386	17,380	92,550	40,006
Interest on FHLB advances	2,730	3,121	8,324	7,854
Interest on other borrowings and repurchase agreements	3,036	2,100	8,674	6,299
Interest on junior subordinated debentures	762	420	2,310	1,182
Total interest expense	39,914	23,021	111,858	55,341
Net interest income	125,393	86,268	376,688	239,144
Provision for loan losses	5,233	1,525	13,196	6,950
Net interest income after provision for loan losses	120,160	84,743	363,492	232,194
Noninterest income:
Service charges on deposit accounts	6,100	3,589	18,609	10,607
Investment management and trust	2,497	—	7,238	—
Mortgage banking revenue	4,824	5,111	11,619	12,134
Gain on sale of loans	6,779	—	6,779	—
Gain on sale of branch	1,549	—	1,549	—
Gain on sale of other real estate	539	95	851	213
(Loss) gain on sale of securities available for sale	—	(115)	265	(349)
(Loss) gain on sale and disposal of premises and equipment	(315)	220	(585)	123
Increase in cash surrender value of BOLI	1,402	831	4,135	2,328
Other	3,949	3,018	9,487	7,281
Total noninterest income	27,324	12,749	59,947	32,337
Noninterest expense:
Salaries and employee benefits	37,645	30,114	120,557	82,072
Occupancy	9,402	6,613	27,978	18,295
Data processing	4,470	2,989	12,688	7,861
FDIC assessment (credit)	(2,139)	760	71	2,213
Advertising and public relations	467	583	1,942	1,300
Communications	1,288	810	3,910	2,544
Other real estate owned expenses, net	152	62	302	271
Impairment of other real estate	—	—	1,424	85
Amortization of other intangible assets	3,235	1,519	9,705	4,243
Professional fees	2,057	1,175	4,771	3,427
Acquisition expense, including legal	9,465	1,682	28,175	5,671
Other	10,906	6,348	29,998	18,789
Total noninterest expense	76,948	52,655	241,521	146,771
Income before taxes	70,536	44,837	181,918	117,760
Income tax expense	14,903	9,141	39,418	23,465
Net income	$55,633	$35,696	$142,500	$94,295

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2019 and December 31, 2018
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
Assets	2019	2018
Cash and due from banks	$163,213	$102,024
Interest-bearing deposits in other banks	406,888	28,755
Cash and cash equivalents	570,101	130,779
Certificates of deposit held in other banks	5,715	1,225
Securities available for sale, at fair value	1,083,816	685,350
Loans held for sale	32,929	32,727
Loans, net	11,544,582	7,839,695
Premises and equipment, net	240,991	167,866
Other real estate owned	6,392	4,200
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	29,918	26,870
Bank-owned life insurance (BOLI)	214,106	129,521
Deferred tax asset	9,259	13,180
Goodwill	994,021	721,797
Other intangible assets, net	106,855	45,042
Other assets	120,442	51,713
Total assets	$14,959,127	$9,849,965

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$3,218,055	$2,145,930
Interest-bearing	8,509,830	5,591,864
Total deposits	11,727,885	7,737,794
FHLB advances	555,000	290,000
Other borrowings	212,642	137,316
Junior subordinated debentures	53,775	27,852
Other liabilities	110,893	50,570
Total liabilities	12,660,195	8,243,532
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	430	306
Additional paid-in capital	1,924,385	1,317,616
Retained earnings	354,177	296,816
Accumulated other comprehensive income (loss)	19,940	(8,305)
Total stockholders’ equity	2,298,932	1,606,433
Total liabilities and stockholders’ equity	$14,959,127	$9,849,965

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended September 30, 2019 and 2018
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended September 30,
	2019			2018
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$11,341,768	$154,664	5.41%	$7,667,237	$103,104	5.34%
Taxable securities	777,494	5,374	2.74	628,873	3,840	2.42
Nontaxable securities	329,989	2,074	2.49	172,556	1,103	2.54
Interest-bearing deposits and other	513,524	3,195	2.47	218,104	1,242	2.26
Total interest-earning assets	12,962,775	165,307	5.06	8,686,770	109,289	4.99
Noninterest-earning assets	1,779,843			1,341,454
Total assets	$14,742,618			$10,028,224
Interest-bearing liabilities:
Checking accounts	$3,950,978	$12,088	1.21%	$2,986,694	$7,380	0.98%
Savings accounts	564,480	348	0.24	296,941	212	0.28
Money market accounts	2,101,064	10,923	2.06	1,069,013	5,226	1.94
Certificates of deposit	1,863,935	10,027	2.13	1,128,540	4,562	1.60
Total deposits	8,480,457	33,386	1.56	5,481,188	17,380	1.26
FHLB advances	453,370	2,730	2.39	587,537	3,121	2.11
Other borrowings and repurchase agreements	212,824	3,036	5.66	137,286	2,100	6.07
Junior subordinated debentures	53,757	762	5.62	27,786	420	6.00
Total interest-bearing liabilities	9,200,408	39,914	1.72	6,233,797	23,021	1.47
Noninterest-bearing checking accounts	3,160,832			2,206,612
Noninterest-bearing liabilities	101,500			33,313
Stockholders’ equity	2,279,878			1,554,502
Total liabilities and equity	$14,742,618			$10,028,224
Net interest income		$125,393			$86,268
Interest rate spread			3.34%			3.53%
Net interest margin (2)			3.84			3.94
Net interest income and margin (tax equivalent basis) (3)		$126,308	3.87		$86,732	3.96
Average interest-earning assets to interest-bearing liabilities			140.89			139.35
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21% for the three months ended September 30, 2019 and 2018, respectively.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Nine Months Ended September 30, 2019 and 2018
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Nine Months Ended September 30,
	2019			2018
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$11,048,706	$457,626	5.54%	$7,083,329	$277,993	5.25%
Taxable securities	775,732	16,101	2.78	607,591	10,244	2.25
Nontaxable securities	332,487	6,426	2.58	181,614	3,475	2.56
Interest-bearing deposits and other	447,041	8,393	2.51	181,234	2,773	2.05
Total interest-earning assets	12,603,966	488,546	5.18	8,053,768	294,485	4.89
Noninterest-earning assets	1,770,708			1,240,761
Total assets	$14,374,674			$9,294,529
Interest-bearing liabilities:
Checking accounts	$3,902,517	$32,839	1.13%	$2,962,162	$18,555	0.84%
Savings accounts	531,552	1,004	0.25	287,176	462	0.22
Money market accounts	2,025,704	31,575	2.08	898,260	11,737	1.75
Certificates of deposit	1,768,956	27,132	2.05	966,769	9,252	1.28
Total deposits	8,228,729	92,550	1.50	5,114,367	40,006	1.05
FHLB advances	466,603	8,324	2.39	545,420	7,854	1.93
Other borrowings and repurchase agreements	200,115	8,674	5.80	137,641	6,299	6.12
Junior subordinated debentures	53,708	2,310	5.75	27,736	1,182	5.70
Total interest-bearing liabilities	8,949,155	111,858	1.67	5,825,164	55,341	1.27
Noninterest-bearing checking accounts	3,093,390			2,004,763
Noninterest-bearing liabilities	84,933			23,694
Stockholders’ equity	2,247,196			1,440,908
Total liabilities and equity	$14,374,674			$9,294,529
Net interest income		$376,688			$239,144
Interest rate spread			3.51%			3.62%
Net interest margin (2)			4.00			3.97
Net interest income and margin (tax equivalent basis) (3)		$379,440	4.03		$240,477	3.99
Average interest-earning assets to interest-bearing liabilities			140.84			138.26
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21% for the nine months ended September 30, 2019 and 2018, respectively.
(4) Yield and rates for the nine month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of September 30, 2019 and December 31, 2018
(Dollars in thousands)
(Unaudited)

Totals loans by category
	September 30, 2019		December 31, 2018
	Amount	% of Total	Amount	% of Total
Commercial (1)	$2,452,769	21.1%	$1,361,104	17.2%
Real estate:
Commercial real estate	5,933,498	51.0	4,141,356	52.3
Commercial construction, land and land development	1,181,675	10.2	905,421	11.4
Residential real estate (2)	1,544,165	13.3	1,082,248	13.7
Single-family interim construction	376,596	3.2	331,748	4.2
Agricultural	104,139	0.9	66,638	0.8
Consumer	36,237	0.3	31,759	0.4
Other	636	—	253	—
Total loans	11,629,715	100.0%	7,920,527	100.0%
Deferred loan fees	(1,757)		(3,303)
Allowance for loan losses	(50,447)		(44,802)
Total loans, net	$11,577,511		$7,872,422
(1) Includes mortgage warehouse purchase loans of $660,650 and $170,290 at September 30, 2019 and December 31, 2018, respectively.
(2) Includes loans held for sale at September 30, 2019 and December 31, 2018 of $32,929 and $32,727, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018 and September 30, 2018
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$125,393	$129,643	$121,652	$87,108	$86,268
Unexpected income recognized on credit impaired acquired loans		(618)	(2,695)	(1,016)	(967)	(1,051)
Adjusted Net Interest Income	(b)	124,775	126,948	120,636	86,141	85,217
Provision Expense - Reported	(c)	5,233	4,739	3,224	2,910	1,525
Noninterest Income - Reported	(d)	27,324	16,199	16,424	9,887	12,749
Gain on sale of acquired loan pools		(6,779)	—	—	—	—
Gain on sale of branch		(1,549)	—	—	—	—
Gain on sale of OREO and repossessed assets		(539)	(312)	—	(56)	(95)
(Gain) loss on sale of securities available for sale		—	(20)	(245)	232	115
Loss (gain) on sale and disposal of premises and equipment		315	279	(9)	—	(220)
Recoveries on loans charged off prior to acquisition		(107)	(258)	(1,311)	(109)	(230)
Adjusted Noninterest Income	(e)	18,665	15,888	14,859	9,954	12,319
Noninterest Expense - Reported	(f)	76,948	77,978	86,595	51,848	52,655
OREO impairment		—	(988)	(436)	—	—
Impairment of assets		(1,173)	—	—	—	—
Acquisition expense (4)		(10,885)	(6,069)	(19,171)	(1,094)	(2,594)
Adjusted Noninterest Expense	(g)	64,890	70,921	66,988	50,754	50,061
Adjusted Net Income (1)	(b) - (c) + (e) - (g)	$57,827	$52,928	$52,028	$34,120	$36,593

ADJUSTED PROFITABILITY
Adjusted Return on Average Assets (2)		1.56%	1.47%	1.51%	1.35%	1.45%
Adjusted Return on Average Equity (2)		10.06%	9.47%	9.51%	8.55%	9.34%
Adjusted Return on Tangible Equity (2)		19.48%	18.65%	18.98%	16.60%	18.47%
Total Average Assets		$14,742,618	$14,397,852	$13,975,192	$10,026,151	$10,028,224
Total Average Stockholders' Equity		$2,279,878	$2,241,512	$2,219,533	$1,582,860	$1,554,502
Total Average Tangible Stockholders' Equity (3)		$1,177,851	$1,138,340	$1,111,668	$815,533	$786,126

EFFICIENCY RATIO
Amortization of other intangible assets	(h)	$3,235	$3,235	$3,235	$1,496	$1,519
Reported Efficiency Ratio	(f - h) / (a + d)	48.27%	51.25%	60.37%	51.91%	51.64%
Adjusted Efficiency Ratio	(g - h) / (b + e)	42.98%	47.39%	47.05%	51.26%	49.77%
(1) Assumes an adjusted effective tax rate of 21.1%, 21.2%, 20.3%, 19.6%, and 20.4% for the quarters ended September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018 and September 30, 2018, respectively.
(2) Calculated using adjusted net income.
(3) Excludes average balance of goodwill and net other intangible assets.
(4) Acquisition expenses include $1,420, $2,346, $4,184, $608 and $912, of compensation related expenses in addition to $9,465, $3,723, $14,987, $486 and $1,682 of merger-related expenses for the quarters ended September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018 and September 30, 2018, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of September 30, 2019 and December 31, 2018
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	September 30,	December 31,
	2019	2018
Tangible Common Equity
Total common stockholders' equity	$2,298,932	$1,606,433
Adjustments:
Goodwill	(994,021)	(721,797)
Other intangible assets, net	(106,855)	(45,042)
Tangible common equity	$1,198,056	$839,594

Tangible Assets
Total assets	$14,959,127	$9,849,965
Adjustments:
Goodwill	(994,021)	(721,797)
Other intangible assets, net	(106,855)	(45,042)
Tangible assets	$13,858,251	$9,083,126
Common shares outstanding	42,952,642	30,600,582
Tangible common equity to tangible assets	8.65%	9.24%
Book value per common share	$53.52	$52.50
Tangible book value per common share	27.89	27.44